                                                                                Exhibit 5.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the use of our report dated March 25, 2005, with respect to the financial statements of LDMI Telecommunications, Inc. and its Subsidiaries included in the Current Report on Form 8-K/A of Talk America Holdings, Inc and its Subsidiaries. We also consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 333-04479, 333-05923, 333-42111, 333-71025, 333-88451, 333-52162, 333-52166 and 333-74820) and Forms S-3 (Nos. 333-14549, 333-23193, 333-39787, 333-49825, 333-65397, 333-66287, 333-69737, 333-72357, 333-84017 and 333-126694) of Talk America Holdings, Inc. and its Subsidiaries of our report dated March 25, 2005, related to the financial statements of LDMI Telecommunications, Inc. and its Subsidiaries.

/s/ PricewaterhouseCoopers LLP
Bloomfield Hills, Michigan
July 28, 2005